Exhibit 99.2

FOR IMMEDIATE RELEASE	SYMBOL: GENG
March 31, 2006	TRADED: OTCBB
(March 31, 2006)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
ADDITIONAL FUNDING, A NEW CHIEF OPERATING OFFICER AND
OPERATIONAL DEVELOPMENTS
PLANO, TEXAS – March 31, 2006 – (OTC Bulletin Board: GENG) Global Energy Group, Inc. (the “Company”) announced today that it recently sold shares of common stock to raise capital, it had hired a new Chief Operating Officer and it had received several orders for its HVAC products and therefore placed an order with its contract manufacturer to provide the required inventory.
On March 21, 2006, the Company sold 4,167,883 shares of its common stock to Harold M. Cole for approximately $300,000 in cash at a share price of $0.07 per share. The sale price of the transaction reflects the fact that the shares are restricted, do not have registration rights, and represents a significant block creating a discount to the closing bid price. Mr. Cole is a new distributor of the Company’s patented, proprietary HVAC products in the Southwestern part of the United States. The capital allows the Company to pay accounts payables, certain expenses of its recent efforts to accelerate the Company’s growth and to provide working capital. With this sale of common stock, all remaining authorized but unissued shares of common stock have been issued bringing the total outstanding shares to 100 million.
Mr. Paul Williams was hired on March 13, 2006 to become Chief Operating Officer of the Company. Mr. Williams is a Certified Energy Manager with extensive experience in the engineering and energy sector. He began his career with the international Architectural and Engineering firm of Rosser FABRAP International. Mr. Williams co-founded The Wheatstone Energy Group, Inc., an energy services company, in 1992 and served as their President and CEO since its inception. Following the successful acquisition of Wheatstone Energy by Abrams Industries, Inc. in 2003, Mr. Williams held the position of President and CEO of The Wheatstone Energy Group, L.L.C., a subsidiary of Abrams Industries. His diverse background in business administration, finance and engineering brings invaluable talent for strategic planning and executive administration. He currently sits on the Advisory Board of MCC Energy Advisors, an investment fund specializing in emerging energy services and technologies and is a member of the Board of Trustees for the Mount Vernon Presbyterian School.
The Company also announced that it has received several orders recently including: 1) a stocking order of approximately $275,000 from its distributor CND, LLC and 2) a stocking order of approximately $1.1 million from its commercial distributor Global Energy Distribution & Lighting, L.L.C. (“GED&L”). The GED&L order calls for approximately $350,000 of product to be delivered immediately. In order to facilitate the demand represented by these orders and additional potential customers/distributors, the Company has given its contract manufacturer (Cherokee Nation Industries, Inc.) an order to build 1,000 units.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like “we believe”, or similar expressions are intended to identify “forward-looking statements”. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company’s products in the marketplace, increased levels of competition of the Company, new products and technological changes developed by others, the Company’s dependence on third-party suppliers, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACTS:

Corporate:	John Bailey	972-943-6040
Media:	Mike Miller	918-384-7861